Exhibit 5.1

Mehdi Khodadad T: + 1 650 843 5005 mkhodadad@cooley.com	VIA EDGAR

May 7, 2014

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Sunesis Pharmaceuticals, Inc., a Delaware Corporation (the “Company”) and you have requested our opinion with respect to certain matters in connection with the filing by the Company, of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to two million four hundred forty five thousand four hundred eighty-four (2,445,484) shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including (a) two million one hundred seventy-three thousand seven hundred sixty-four (2,173,764) shares of Common Stock issuable pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 EIP”) and (b) two hundred seventy-one thousand seven hundred twenty (271,720) shares of Common Stock issuable pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “2011 ESPP”, and together with the 2011 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, your Certificate of Incorporation and Bylaws, each as currently in effect, the Plans and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Mehdi Khodadad
Mehdi Khodadad

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM